CROWN OIL & GAS APPOINTS NEW DIRECTORS

November 8, 2011 -- Crown Oil & Gas Inc. (“Crown”) (Pink Sheets:CWOI.PK) is pleased to announce that Albert Letayf and Kairat Sydykov have been appointed to the Board of Directors.

Mr. Letayf will add considerable financial expertise to Crown’s Board. He is currently Chairman and CEO of Optimum Invest SAL, offering corporate finance and asset management services to international financial institutions and high net worth investors.

Albert’s accomplished career included establishing the regional office of Union Bancaire Privée in Beirut, Lebanon; acting as CEO of Libano-Française Finance, a subsidiary of Banque Libano-Française and Crédit Agricole; acting as Advisor to the Chairman of Banque Saradar responsible for restructuring the bank; and, serving as CEO of Orient Credit Bank, a Lebanese commercial bank.

Mr. Letayf holds a Master of Science in Management with a major in Finance from HEC School of Management in Jouy-en-Josas, France.

Kairat Sydykov is acting CEO of Crown Oil Gas. As previously reported, Kairat’s posts included Director of Seismic Technology at TNK-BP.

Mr. Sydykov commented: “I am very pleased to join the Board of Crown and am confident that the Board, with the addition of Albert Letayf, will be in a position to assist the company in meeting its financial and operational objectives.”

Crown Oil and Gas Inc. is an independent oil and gas company focused on enhancing shareholder value by acquiring and developing oil and gas assets in Russia. Crown holds, through its subsidiaries, exploration and development licenses located in the Saratov region of Russia, one of the major oil and gas regions in the country with advanced infrastructure and more than 60 years history of oil and gas production. Saratov lies in the European part of Russia on the border with Kazakhstan, the largest producing country in Central Asia. Crown’s licensed areas comprise approximately 2,000 km2.